EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Atomera Incorporated on Form S-3 of our report dated March 31, 2017, with respect to our audits of the financial statements of Atomera Incorporated as of December 31, 2016 and 2015 for the years then ended appearing in the Annual Report on Form 10-K of Atomera Incorporated for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

New York, NY

August 8, 2017